Exhibit 99.1

Aptar Reports First Quarter 2020 Results; Continues to Provide Essential Solutions to Critical Industries

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 30, 2020--AptarGroup, Inc. (NYSE:ATR) today reported first quarter results for 2020 and provided an update related to COVID-19 including the Company’s continued ability to supply essential solutions to critical industries.

First Quarter 2020 Summary

  Reported sales decreased 3% and included negative effects from changes in currency exchange rates, passing on lower resin costs and COVID-19 impacts
  Core sales, excluding currency and acquisition effects, decreased 2%
  Core sales growth of 7% in our Pharma segment was offset by decreases in core sales in our other segments
  A one-time cash Thank You Award was granted to employees who have made it possible for Aptar to continue to supply critical infrastructure industries during the COVID-19 crisis; $3.6 million of expense (pretax) is included in first quarter reported and adjusted earnings and a similar amount is expected to be recognized in the second quarter
  Reported earnings per share totaled $0.84 (a decrease of 13% compared to the prior year)
  Adjusted earnings per share totaled $0.93 (a decrease of 11% compared to the prior year)
  Reported net income totaled $55 million (a decrease of 12% compared to the prior year)
  Adjusted EBITDA totaled $144 million (a decrease of 7% compared to the prior year)
  Cash flow from operations was $85 million (compared to $78 million in the prior year)
  Free cash flow was $23 million (compared to $26 million in the prior year)
  Declared quarterly dividend of $0.36 per share
  Subsequent to the end of the quarter, completed the acquisition of FusionPKG
  Undergoing daily monitoring of the COVID-19 pandemic and taking actions to maintain a continuity of supply while focusing on the health and safety of our people

COVID-19 Update

Aptar is a global provider of drug delivery, consumer product dispensing and active packaging solutions. We are deemed an essential supplier to critical infrastructure industries identified by the U.S. Department of Homeland Security and have obtained similar designations by most other governments in the 20 countries in which we have a presence. In order to fulfil our purpose, our global operations remain open, albeit some at low utilization levels. We had a limited number of smaller locations that had closed for a short period of time during the quarter and are now open again. Most of our customers and suppliers also continue to operate though a few have decided to suspend certain operations. To date, we have experienced certain supply chain disruptions though we have been able to maintain supply from our primary suppliers. We continue to monitor the evolving COVID-19 pandemic and its implications to our business, our supply chain and our end markets.

“I am extremely proud of our dedicated employees around the world who have risen to this unprecedented challenge to ensure the supply of our solutions to the critical infrastructure industries of food, healthcare and consumer products,” explained Stephan Tanda, President and CEO. Aptar provides dispensing and packaging solutions for food and beverage products including closures for infant nutrition, condiments and many other at-home meal staples. Aptar’s drug delivery and active packaging solutions include valves for pulmonary metered dose inhalers for critical asthma medication, nasal spray pumps for allergy treatments and certain life-saving medications, stoppers and needle shields for many injectable medications and vaccines, and active packaging solutions that protect diabetes test strips and other critical medication. In addition, Aptar provides a range of dispensing solutions for hand sanitizers, antibacterial soaps and lotions, and valves and closures for disinfectants and cleaners.

Health, Safety and Business Continuity

“Our top priority is the health and safety of our people while we maintain uninterrupted supply to the critical industries we are supporting. This is an extraordinary period where the entire supply chain is banding together to help in the global battle against COVID-19. I am convinced we and many other business partners will become even stronger and more closely-knit organizations because of this call to action,” said Tanda. Due to the COVID-19 crisis, Aptar has taken several actions within its leadership team and across its global manufacturing facilities. At the start of the crisis, Aptar formed a Global COVID-19 Action Team of senior leaders who meet daily to assess the current situation, take actions and mitigate risks to employees, customers and suppliers. The Company also implemented a COVID-19 Exposure Control Plan that was prepared by Aptar’s Environmental, Health and Safety specialists, and the Executive Committee is informed in real-time of any COVID-19 instances, including on-site actions taken. In addition, to honor, thank and motivate Aptar’s dedicated workforce during this challenging time, the Company has declared a one-time cash Thank You Award for the majority of employees who have done a tremendous job maintaining supply to customers and keeping Aptar’s facilities running. The impact of this one-time award on first quarter results was approximately $3.6 million (pretax) and a similar impact is expected in the second quarter.

In its facilities, Aptar is providing masks to its front-line teams as they become available and has escalated cleaning and sanitizing procedures. The Company has also implemented plans to have a proper balance of remote workers and on-site staff in order to support customers and ongoing production and is restricting all visitors to only those essential for business continuity. In addition, Aptar is restricting access to its canteens and cafeterias to production teams only and is encouraging everyone to practice good hygiene and social distancing. Aptar will continue to monitor the COVID-19 pandemic and take actions to mitigate risk to its employee and operations, including during upcoming deconfinement stages.

Liquidity

Tanda also commented on liquidity, “Our balance sheet remains strong and we are generating cash. We also could borrow additional funds under our existing agreements. After closing on the FusionPKG transaction subsequent to the quarter, we remain approximately two times levered. The dividend policy remains unchanged. We have temporarily paused our share repurchase program as a precautionary measure given near-term uncertainties.” As of March 31, 2020, Aptar had available cash and equivalents of approximately $411 million with the capacity to borrow under existing revolving credit facilities up to an additional approximately $265 million. Aptar’s debt totaled approximately $1.4 billion as of March 31, 2020, with $56 million maturing in 2020. The Company generated free cash flow (cash flow from operations less capital expenditures) of $23 million in the first quarter.

First Quarter Results

For the quarter ended March 31, 2020, reported sales decreased to $722 million compared to $744 million in the prior year. Core sales, excluding the negative impact from changes in currency exchange rates and positive acquisition effects, decreased approximately 2%.

First Quarter Segment Sales Analysis (Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(9%)	7%	(2%)	(2%)
Acquisitions	0%	4%	0%	1%
Currency Effects (1)	(3%)	(2%)	(2%)	(2%)
Total Reported Sales Growth	(12%)	9%	(4%)	(3%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Tanda said, “The diversity of our business continues to be a key strength of Aptar. Our Pharma business had another good quarter while our other two segments struggled, in part due to decreased demand in several markets related to COVID-19. We continue to support the fight against COVID-19 by providing essential solutions and repurposing some of our products, such as airless packaging, cosmetic pumps and, in some cases, even beverage closures, to be used with sanitizers and cleaners in different parts of the world.”

Aptar’s Pharma segment posted core sales growth across each end market with particularly strong growth in the injectables and active packaging businesses. Offsetting the growth in the Pharma segment were core sales declines in Aptar’s other two segments, in part due to COVID-19 impacts. The Beauty + Home segment was negatively impacted by reduced orders from customers providing prestige beauty products, mainly in the travel retail and standard retail settings. Many beauty retailers began closing toward the end of the quarter in response to government shelter in place regulations. Increased demand for Aptar’s dispensing solutions for hand sanitizers and cleaners was not enough to offset the declines in the beauty market and declines in personal care categories including haircare and sunscreen. The Food + Beverage segment was negatively impacted by the passing on of lower resin costs to our customers as well as a decrease in food service and on-the-go beverage closure sales due to the COVID-19 crisis.

Aptar reported first quarter earnings per share of $0.84 compared to $0.96 reported for the same period a year ago. Current year adjusted earnings per share, excluding restructuring expenses and acquisition-related costs, were $0.93 and down 11% from the prior year adjusted earnings per share, including comparable exchange rates, of $1.05. Included in Aptar’s first quarter results for 2020 are expenses of $3.6 million (pretax) related to a cash Thank You Award for employees.

Outlook

Factors that could impact Aptar’s second quarter results, include among other things, the duration and severity of the COVID-19 pandemic, the pace and scope of reopening in regions that are currently under government confinement orders, the speed at which beauty and other retail stores open, the willingness of consumers to participate in those shopping channels, the rate at which airline travel will resume and the general level of on-the-go consumption particularly with certain beverage products.

“Although there is significant near-term uncertainty, we expect the coming quarter to mark the worst of the expected COVID-19 impacts on our business and we anticipate a gradual recovery in the second half of the year. Our broad portfolio of dispensing, drug delivery and active packaging solutions, combined with our growing services platforms and new partnerships, are the core strengths which have enabled, and will continue to enable, us to grow over the long-term. Also, our balance sheet remains in excellent condition and we will continue to diligently manage our costs and capacities to align with the changing market conditions,” stated Tanda.

Aptar expects the near-term effects related to the COVID-19 pandemic to continue through the second quarter and anticipates that they will be more pronounced than the Company experienced in the first quarter. The results of Aptar’s Beauty + Home segment are expected to be significantly impacted by continued softness across each end market primarily related to the effects of COVID-19. In addition, the Food + Beverage segment, which had very strong growth in the prior year second quarter, is expected to see continued softness in the on-the-go beverage market primarily related to COVID-19 and the impact from passing on lower resin costs. Aptar’s Pharma segment is facing difficult comparisons compared to the prior year’s exceptional growth, especially within its prescription division. Aptar’s second quarter results are expected to include expenses of approximately $3.6 million (pretax) related to the Thank You Award being given to employees.

Aptar expects earnings per share for the second quarter of 2020, excluding any restructuring expenses and acquisition-related costs, to be in the range of $0.58 to $0.73 and this guidance is based on an effective tax rate range of 31% to 33%.

Cash Dividend

As previously announced, the Board declared a quarterly cash dividend of $0.36 per share. The payment date is May 20, 2020, to stockholders of record as of April 29, 2020.

Open Conference Call

There will be a conference call on Friday, May 1, 2020 at 8:00 a.m. Central Time to discuss the Company’s first quarter results for 2020. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active packaging solutions. Aptar uses insights, design, engineering and science to create dosing, dispensing and protective packaging technologies for the world’s leading brands, in turn making a meaningful difference in the lives, looks, health and homes of millions of people around the world. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. Aptar is headquartered in Crystal Lake, Illinois and has 14,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related expenses and certain purchase accounting adjustments related to acquisitions and investments. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measure our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release and statements regarding the anticipated impact of the COVID-19 pandemic. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: outbreaks of pandemics, including the impact of the COVID-19 pandemic on our global supply chain and our global customers and operations; the successful integration of acquisitions and the achievement of the expected benefits of acquisitions and investments; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; the execution of the business transformation plan; economic conditions worldwide including potential deflationary or inflationary conditions or economic downturn or uncertainty in regions we rely on for growth as a result of the COVID-19 pandemic or otherwise; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and the impact of public health crises or other significant or catastrophic events. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended
	March 31,
	2020	2019

Net Sales	$721,553	$744,460
Cost of Sales (exclusive of depreciation and amortization shown below)	451,256	469,132
Selling, Research & Development and Administrative	126,192	121,215
Depreciation and Amortization	50,806	47,489
Restructuring Initiatives	4,839	9,530
Operating Income	88,460	97,094
Other Income/(Expense):
Interest Expense	(8,388)	(9,214)
Interest Income	175	1,748
Equity in Results of Affiliates	(799)	(95)
Miscellaneous, net	(1,412)	466
Income before Income Taxes	78,036	89,999
Provision for Income Taxes	22,786	27,000
Net Income	$55,250	$62,999

Net Loss Attributable to Noncontrolling Interests	3	5
Net Income Attributable to AptarGroup, Inc.	$55,253	$63,004
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.86	$1.00
Diluted	$0.84	$0.96

Average Numbers of Shares Outstanding:
Basic	64,009	62,964
Diluted	66,111	65,349

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
ASSETS

Cash and Equivalents	$410,840	$241,970
Receivables, net	602,027	558,428
Inventories	371,859	375,795
Other Current Assets	129,926	115,048
Total Current Assets	1,514,652	1,291,241
Net Property, Plant and Equipment	1,071,419	1,087,678
Goodwill	756,081	763,461
Other Assets	434,400	419,739
Total Assets	$3,776,552	$3,562,119

LIABILITIES AND EQUITY

Short-Term Obligations	$285,560	$110,247
Accounts Payable, Accrued and Other Liabilities	605,738	573,028
Total Current Liabilities	891,298	683,275
Long-Term Obligations	1,075,745	1,085,453
Deferred Liabilities	221,886	221,139
Total Liabilities	2,188,929	1,989,867

AptarGroup, Inc. Stockholders' Equity	1,587,290	1,571,916
Noncontrolling Interests in Subsidiaries	333	336
Total Equity	1,587,623	1,572,252

Total Liabilities and Equity	$3,776,552	$3,562,119

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	March 31, 2020

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$721,553	324,560	297,196	99,797	-	-

Reported net income	$55,250
Reported income taxes	22,786
Reported income before income taxes	78,036	7,108	89,854	5,962	(16,675)	(8,213)
Adjustments:
Restructuring initiatives	4,839	4,907	(31)	103	(140)
Transaction costs related to acquisitions	1,384	1,384
Purchase accounting adjustments related to acquisitions and investments	1,390	262	1,128
Adjusted earnings before income taxes	85,649	13,661	90,951	6,065	(16,815)	(8,213)
Interest expense	8,388					8,388
Interest income	(175)					(175)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	93,862	13,661	90,951	6,065	(16,815)	-
Depreciation and amortization	50,806	20,586	17,891	9,342	2,987	-
Purchase accounting adjustments included in Depreciation and amortization above	(500)		(500)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$144,168	$34,247	$108,342	$15,407	$(13,828)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.0%	10.6%	36.5%	15.4%

	Three Months Ended
	March 31, 2019

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$744,460	367,659	272,701	104,100	-	-

Reported net income	$62,999
Reported income taxes	27,000
Reported income before income taxes	89,999	24,181	81,258	7,716	(15,690)	(7,466)
Adjustments:
Restructuring initiatives	9,530	8,269	326	510	425
Adjusted earnings before income taxes	99,529	32,450	81,584	8,226	(15,265)	(7,466)
Interest expense	9,214					9,214
Interest income	(1,748)					(1,748)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	106,995	32,450	81,584	8,226	(15,265)	-
Depreciation and amortization	47,489	20,741	15,773	8,465	2,510	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$154,484	$53,191	$97,357	$16,691	$(12,755)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.8%	14.5%	35.7%	16.0%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2020	2019

Income before Income Taxes	$78,036	$89,999

Adjustments:
Restructuring initiatives	4,839	9,530
Transaction costs related to acquisitions	1,384	-
Purchase accounting adjustments related to acquisitions and investments	1,390	-
Foreign currency effects (1)		(2,212)
Adjusted Earnings before Income Taxes	$85,649	$97,317

Provision for Income Taxes	$22,786	$27,000

Adjustments:
Restructuring initiatives	1,200	2,677
Transaction costs related to acquisitions	208	-
Purchase accounting adjustments related to acquisitions and investments	299	-
Foreign currency effects (1)		(997)
Adjusted Provision for Income Taxes	$24,493	$28,680

Net Loss Attributable to Noncontrolling Interests	$3	$5

Net Income Attributable to AptarGroup, Inc.	$55,253	$63,004

Adjustments:
Restructuring initiatives	3,639	6,853
Transaction costs related to acquisitions	1,176	-
Purchase accounting adjustments related to acquisitions and investments	1,091	-
Foreign currency effects (1)		(1,215)
Adjusted Net Income Attributable to AptarGroup, Inc.	$61,159	$68,642

Average Number of Diluted Shares Outstanding	66,111	65,349

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.84	$0.96

Adjustments:
Restructuring initiatives	0.05	0.11
Transaction costs related to acquisitions	0.02	-
Purchase accounting adjustments related to acquisitions and investments	0.02	-
Foreign currency effects (1)		(0.02)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.93	$1.05

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2020	2019

Net Cash Provided by Operations	$85,033	$77,636

Less:
Capital Expenditures	$61,625	$51,742
Free Cash Flow	$23,408	$25,894

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending
	June 30,
	Expected 2020	2019

Income before Income Taxes		$102,101

Adjustments:
Restructuring initiatives		1,737
Transaction costs related to acquisitions		1,059
Purchase accounting adjustments related to acquired companies' backlog		222
Foreign currency effects (1)		(1,389)
Adjusted Earnings before Income Taxes		$103,730

Provision for Income Taxes		$28,180

Adjustments:
Restructuring initiatives		488
Transaction costs related to acquisitions		53
Purchase accounting adjustments related to acquired companies' backlog		42
Foreign currency effects (1)		(737)
Adjusted Provision for Income Taxes		$28,026

Net Income Attributable to Noncontrolling Interests		$(6)

Net Income Attributable to AptarGroup, Inc.		$73,915

Adjustments:
Restructuring initiatives		1,249
Transaction costs related to acquisitions		1,006
Purchase accounting adjustments related to acquired companies' backlog		180
Foreign currency effects (1)		(652)
Adjusted Net Income Attributable to AptarGroup, Inc.		$75,698

Average Number of Diluted Shares Outstanding		66,232

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$1.12

Adjustments:
Restructuring initiatives		0.02
Transaction costs related to acquisitions		0.01
Purchase accounting adjustments related to acquired companies' backlog		-
Foreign currency effects (1)		(0.01)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.58 - $0.73	$1.14

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of March 31, 2020.

(2) AptarGroup’s expected earnings per share range for the second quarter of 2020 is based on an effective tax rate range of 31% to 33%. This tax rate range compares to our second quarter of 2019 effective tax rate of 28% on reported and 27% on adjusted earnings per share.

Contacts

Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530

Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671